Stewart Reports Earnings for the Fourth Quarter and Year 2013

- Pretax earnings were $15.5 million for the fourth quarter and $101.1 million for the year

- Net earnings attributable to Stewart were $17.5 million for the fourth quarter and $63.0 million for the year

- Title revenues decreased 10.6 percent for the fourth quarter 2013 compared to the prior year period and increased 3.8 percent overall for the year 2013 compared to 2012

- Title losses as a percentage of title revenues improved 220 basis points to 5.9 percent in 2013 compared to 8.1 percent in 2012

- Title segment pretax margins improved to 11.1 percent for the fourth quarter and 11.9 percent for the year 2013

HOUSTON, Feb. 13, 2014 /PRNewswire/ -- Stewart Information Services Corporation (NYSE:STC) today reported net earnings attributable to Stewart of $17.5 million, or $0.72 per diluted share, for the fourth quarter 2013, as compared to $61.8 million, or $2.56 per diluted share for the fourth quarter 2012. Comparisons of net earnings for 2013 to 2012 are affected by atypical income taxes in both periods, which resulted from the partial release of deferred tax asset valuation allowances in both years' fourth quarters and certain other tax adjustments reducing fourth quarter 2013 expense. The credit to income tax expense (benefit) from these items was $10.3 million ($0.42 per diluted share) and $36.6 million ($1.50 per diluted share) in the fourth quarters 2013 and 2012, respectively.

Pretax earnings for the fourth quarter 2013 were $15.5 million, a decrease of $11.2 million when compared to pretax earnings of $26.7 million for the fourth quarter 2012. The decline in pretax earnings is primarily attributable to a $15.7 million decrease in earnings from our mortgage services segment. During the latter half of 2013, the continued improvement in the housing market, although beneficial for our title operations overall, resulted in less demand for services related to distressed properties, which resulted in declining revenues in our mortgage services operations. During the third and fourth quarters of 2013, we entered into new contracts that, once fully implemented, will result in additional revenues in the first half of 2014.

For the year ended December 31, 2013, net earnings attributable to Stewart of $63.0 million, or $2.60 per diluted share, represents a decrease of $46.2 million from the same period in 2012. The decline in net earnings is attributable to the higher adjustment to the tax asset valuation allowance in 2012 compared to 2013 discussed previously and to the decrease in earnings in our mortgage services segment. Pretax earnings for the year ended December 31, 2013 were $101.1 million, an increase of $11.7 million from the same period in 2012. Results for the year ended December 31, 2013 include a non-cash charge of $5.4 million, or $0.22 per diluted share, relating to the early retirement of $37.8 million of our 6% Convertible Senior Notes due October 2014, as well as gains of $2.3 million, or $0.09 per diluted share, on non-title-related insurance policy proceeds (no tax benefit or expense is associated with either item; thus there was no tax-related effect on earnings per share).

Total revenues for the fourth quarter 2013 were $450.2 million, a decrease of $70.8 million, or 13.6 percent, from $521.0 million for the fourth quarter 2012. Operating revenues decreased 13.7 percent to $445.1 million in the fourth quarter 2013 compared to $515.6 million in the fourth quarter 2012. Compared to the fourth quarter 2012, title revenues decreased 10.6 percent in the fourth quarter 2013, while mortgage services revenues decreased 46.5 percent.

Total revenues for 2013 were $1,928.0 million, an increase of $17.6 million, or 0.9 percent, from $1,910.4 million for the 2012 year.

"Our 2013 results reflect transitions for Stewart and our industry during which we made significant progress adapting by focusing on our core business, aligning operations around delivery channels, enhancing productivity and reducing our risk profile," said Matthew W. Morris, chief executive officer. "Over the course of the year, we divested non-core assets, significantly lowered our title loss ratio and better aligned our product offerings with our customers' needs in order to deliver high-quality, trusted services. As the market continues to change and the regulatory landscape evolves, we believe we are well positioned to excel through our disciplined growth strategies and innovative service efforts like the Stewart Trusted ProviderTM program."

"Our title operations delivered another solid year of earnings, as we managed the business to maximize profitability in the face of increasing interest rates. Revenues, which were impacted by the weakening in refinancing title orders and a significant decline in total opened orders due to harsh winter weather conditions in the last month of the year, increased $61.7 million for the year, while title segment earnings increased $50.2 million."

"During the course of the quarter, we continued to transform our mortgage services operations from a default-centric operation to one that can provide high-quality offerings to mortgage lending clients across a more normalized market. Although revenues continued to decline significantly and the ramp-up of revenues from new products and services is taking longer than expected, we remain confident in future opportunities. We believe our continued ability to diversify our mortgage service offerings as well as our client base positions us for solid performance in this segment."

"We remain optimistic regarding the outlook for real estate in 2014, as the industry continues to adapt to an origination market that is much smaller overall, and one that is purchase-driven rather than refinance-driven. We will continue our priority of increasing our commercial presence while expanding our direct office presence in attractive markets. We will maintain our focus on ensuring our network of independent title agencies represent the best in the industry. We recognize that exceptional customer service sets us apart, and so we will continue to invest in innovative, high-quality, cost-effective service delivery. Most importantly, we will maintain our focus on reducing our cost structure and improving the efficiency of our operations to expand margins. These are the fundamentals of success, and we believe consistent execution of them will produce improving financial results, sustainable growth and enhanced shareholder value," concluded Morris.

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Fourth Quarter		Year
	2013	2012	2013	2012

Total revenues	$450.2	$521.0	$1,928.0	$1,910.4
Pretax earnings before noncontrolling interests (a)	15.5	26.7	101.1	89.3
Income tax (benefit) expense (b)	(4.4)	(37.9)	28.5	(29.6)
Net earnings attributable to Stewart	17.5	61.8	63.0	109.2
Net earnings per diluted share attributable to Stewart	0.72	2.56	2.60	4.61

a.

Pretax earnings before noncontrolling interests for the year ended December 31, 2013 include a $5.4 million non-cash charge relating to the early retirement of convertible senior notes, partially offset by a $2.3 million gain on non-title-related insurance policy proceeds.

b.

Income tax expense for 2013 reflects a more normalized effective tax rate as a result of releasing a significant portion of a deferred tax asset valuation allowance in the fourth quarter 2012. However, the tax benefit for the fourth quarter 2013 is positively impacted by the partial release of a deferred tax asset valuation allowance and other tax credits all of which aggregated $10.3 million. Income tax benefit for the fourth quarter 2012 was positively impacted by a $36.6 million partial release of a deferred tax asset valuation allowance.

Real Estate Market

The national real estate market showed steady improvement throughout the fourth quarter 2013, particularly in existing home sales, with the twelve-month moving average sales rate increasing 10.0 percent from the same quarter 2012, and sequentially 1.2 percent from the third quarter 2013. Increasing median home prices accompanied this higher volume, rising 10.8 percent from the fourth quarter 2012. Refinancing originations declined during the quarter, slowed by an increase in interest rates, which have risen by more than 100 basis points since January 2013. According to Fannie Mae, fourth quarter 2013 refinance lending decreased 67.8 percent from the fourth quarter 2012 and decreased 42.5 percent sequentially from the third quarter 2013.

Title Insurance Segment

Our title segment revenues declined 10.5 percent and 16.2 percent from the fourth quarter 2012 and third quarter 2013, respectively. As noted above, refinancing originations, and therefore title orders, fell significantly from the prior year quarter, and, although existing home sales continue to show improvement on a twelve month moving average basis, unadjusted existing home sales declined almost 8 percent over the prior year period. In the fourth quarter 2013, the title segment generated a pretax margin of 11.1 percent, an improvement of 120 basis points from fourth quarter 2012 and, sequentially, a decrease of 120 basis points from the third quarter 2013.

Revenues from direct operations for the fourth quarter 2013 decreased 7.3 percent compared to the same quarter last year and 9.8 percent sequentially from the third quarter 2013. Our direct operations include local closing offices, commercial, and international operations. We generate commercial revenues both domestically and internationally. U.S. and Canadian commercial revenues increased 11.3 percent to $42.3 million from the fourth quarter 2012 and increased sequentially by 34.7 percent from the third quarter 2013. International operating revenues (including foreign-sourced commercial revenues) decreased 0.8 percent to $27.9 million from the fourth quarter 2012 and sequentially by 18.8 percent from the third quarter 2013.

Total opened title orders in direct domestic operations declined over the prior year, decreasing 26.5 percent from the fourth quarter 2012 and 19.3 percent sequentially from the third quarter 2013. Opened orders for residential resale transactions declined significantly from third quarter 2013 due to the normal seasonal slowdown in activity, which was exacerbated by the unusually harsh winter weather in December, and refinancing orders falling significantly during the fourth quarter. Refinancing orders were 18 percent of total opened orders in fourth quarter 2013, down from 35 percent in the fourth quarter 2012. Title orders closed per workday in direct operations decreased 28.6 percent and 19.5 percent from the fourth quarter 2012 and the third quarter 2013, respectively. Title revenue per closed order in direct operations increased 20.8 percent and 1.4 percent from the fourth quarter 2012 and the third quarter 2013, respectively, primarily due to home price appreciation, a shift in order mix to more resale and commercial orders, and, to a lesser extent, a rate increase in Texas that became effective May 1, 2013.

Independent agency revenues decreased 13.0 percent from the fourth quarter 2012 and 21.0 percent sequentially from the third quarter 2013. Our independent agency remittance rate improved to 20.8 percent in the fourth quarter 2013 from 18.2 percent in the fourth quarter 2012 and improved sequentially from 18.4 percent in the third quarter 2013. The improvement in agency remittance rates is due largely to the geographic mix of revenues from independent agencies. Independent agency revenues net of agent retention expense in the fourth quarter 2013 were $50.4 million, essentially unchanged from the prior year's fourth quarter of $50.6 million. However, independent agency revenues net of agent retention expense increased 11.0 percent for the year 2013 compared to 2012, and over the past year, the average annual premium received per agency increased 19.5 percent.

We are taking the lead in assisting our independent agencies to prepare for new regulation by the Consumer Financial Protection Bureau and enabling them to meet the changing market and regulatory requirements for settlement services providers. In this regard, our Stewart Trusted ProviderTM Program has been well received by independent agencies and lenders. In order to improve profitability and reduce risk, we are continuing with our disciplined strategy of partnering with the highest-quality independent agencies in the industry, and are focusing our growth efforts on capturing a greater percentage of business from current agencies and signing new high-quality agencies in states with favorable remittance rates.

Title policy loss development continued to improve during the fourth quarter 2013, reflecting an ongoing decline in prior policy year loss experience on non-large title losses as well as our continued attention to prudent risk management with emphasis on the quality and profitability of our independent agency network. The title loss ratio in any given quarter is significantly influenced by any new large claims incurred as well as adjustments to reserves for existing large claims. As a percentage of title revenues, title losses were 6.2 percent in the fourth quarter 2013, a decrease of 140 basis points from the fourth quarter 2012 and 30 basis points from the third quarter 2013. For the year, title losses as a percentage of title revenues decreased to 5.9 percent in 2013 from 8.1 percent in 2012. The decrease in the title loss ratio was due to lower provisioning rates in 2013 compared to 2012, while higher losses in the current year relating to large title losses were offset by non-large loss reserve reductions of a net $2.8 million for the year. Total balance sheet policy loss reserves were $506.9 million at December 31, 2013, and continued to be above the actuarial mid-point of total estimated policy losses.

Mortgage Services Segment

Revenues from our mortgage services segment were $25.6 million for the fourth quarter 2013, as compared to $46.7 million in the fourth quarter 2012, largely due to the project-based nature of the contracts in this segment. As noted in third quarter 2013 results, this segment is transitioning from its historical service offerings for the management of defaulted and distressed loans to a more sustainable suite of service offerings to support the ongoing loan origination and servicing support needs of lenders in a heightened regulatory environment. Many lending institutions are under pressure to maintain earnings while managing the rising costs of regulatory compliance, which we believe will drive increased demand for the outsourced solutions we offer.

We are focused on reducing expenses in the segment; however, we were unable to achieve efficiencies fast enough to offset the decline in revenues. As a result, the segment reported a pretax loss of $1.6 million in the fourth quarter 2013 compared to pretax earnings of $14.2 million and a pretax loss of $1.4 million for the fourth quarter 2012 and third quarter 2013, respectively. We maintained much of the existing operational infrastructure to support newly acquired contracts that are in the process of ramping up to their full revenue potential. Many of these contracts require several months to reach steady-state revenues and normalized margins. Nonetheless, in January 2014, we began adjusting employee levels. Additionally, this quarter the mortgage services segment was negatively impacted by the integration costs and operating results of a recent acquisition of assets as these assets are assimilated and we work to reach their full contribution potential. The acquisition of these assets, which we expect to be accretive to earnings during the first half of 2014, enables us to continue diversifying our mortgage service offerings to a broader client base.

Notwithstanding the short-term operating losses of our mortgage services segment, we continue to execute on our longer-term strategy of providing mortgage process outsourcing services which are high-quality, flexible and responsive. Adding new service capabilities within the broad category of servicing and origination support is a key component of our strategy and will serve to deepen our relationship with mortgage lenders, enhance our abilities to improve the real estate transaction process and counterbalance highly cyclical title revenues while increasing our margins.

Expenses

Employee costs in the fourth quarter 2013 decreased 2.9 percent from the fourth quarter 2012 and decreased sequentially 4.4 percent from the third quarter 2013. As a percentage of total operating revenues, employee costs were 31.6 percent, 28.1 percent, and 27.6 percent in the fourth quarter 2013, fourth quarter 2012, and third quarter 2013, respectively. As newly opened title orders decline, we are actively managing employee costs in the title segment to counteract the expected revenue decline while being mindful of the short term-nature of depressed opened orders due to seasonal factors. We also continue to pursue our growth objectives for our direct title operations and, to that end, are aggressively recruiting additional sales professionals in our target growth markets. As noted above, employee costs in the mortgage services segment did not decline at the same rate as revenues and were also impacted by the increase in employees related to the recent acquisition. Therefore, headcount reductions targeted to reduce mortgage services annualized employee costs by approximately 7 percent took place in January 2014.

Other operating expenses decreased by 12.0 percent in the fourth quarter 2013 compared to the fourth quarter 2012 and decreased 3.1 percent sequentially from the third quarter 2013. The decline from the prior year fourth quarter is due to a decline in litigation defense-related accruals. The sequential decrease in the fourth quarter 2013 from the third quarter 2013 is partially due to decreased variable costs associated with the 9.8 percent sequential decrease in direct title operations revenues. As a percentage of total operating revenues, other operating expenses were 15.8 percent, 15.5 percent, and 13.7 percent in the fourth quarter 2013, fourth quarter 2012 and third quarter 2013, respectively.

Cash provided by operations was $16.3 million in the fourth quarter 2013 compared to $63.7 million for the same period in 2012. For the year ended December 31, 2013, cash provided by operations was $87.2 million, a decline of $33.3 million, or 27.7 percent, over the same period in 2012.

About Stewart Information Services

Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our continual focus on aligning our operations to quickly adapt our costs to transaction volumes and market conditions; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

www.stewart.com

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)
	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Revenues:
Title insurance:
Direct operations	179,515	193,554	750,031	723,537
Agency operations	242,235	278,333	1,046,378	1,007,380
Mortgage services	23,366	43,668	117,145	158,108
Investment income	3,835	3,605	15,492	13,809
Investment and other gains (losses) – net	1,261	1,812	(1,066)	7,578
	450,212	520,972	1,927,980	1,910,412
Expenses:
Amounts retained by agencies	191,848	227,743	848,437	829,070
Employee costs	140,666	144,902	571,026	542,461
Other operating expenses	70,380	80,003	280,258	286,496
Title losses and related claims	25,956	35,988	106,318	140,029
Depreciation and amortization	5,199	4,360	17,920	17,783
Interest	697	1,288	2,956	5,235
	434,746	494,284	1,826,915	1,821,074
Earnings before taxes and noncontrolling interests	15,466	26,688	101,065	89,338
Income tax (benefit) expense	(4,445)	(37,905)	28,481	(29,639)
Net earnings	19,911	64,593	72,584	118,977
Less net earnings attributable to noncontrolling interests	2,398	2,833	9,558	9,795
Net earnings attributable to Stewart	17,513	61,760	63,026	109,182

Net earnings per diluted share attributable to Stewart	0.72	2.56	2.60	4.61
Average number of dilutive shares (000)	24,764	24,409	24,741	24,384

Segment information:
Title revenues	419,913	469,317	1,778,655	1,716,949
Title pretax earnings before noncontrolling interests	46,646	46,669	211,844	161,642

Mortgage services revenues	25,593	46,660	135,500	173,265
Mortgage services pretax (loss) earnings before noncontrolling interests	(1,571)	14,162	12,004	46,793

Corporate revenues	4,706	4,995	13,825	20,198
Corporate pretax loss before noncontrolling interests	(29,609)	(34,143)	(122,783)	(119,097)

Selected financial information:
Cash provided by operations	16,341	63,692	87,187	120,522
Title loss payments - net of recoveries	26,375	30,924	115,685	123,976
Other comprehensive (loss) earnings	(3,433)	(2,318)	(15,702)	9,902

Number of title orders opened (000):
October	29.6	40.2
November	24.7	34.6
December	22.2	29.4
Quarter	76.5	104.2	392.4	430.4

Number of title orders closed (000):
October	22.0	30.2
November	19.1	26.2
December	20.5	28.5
Quarter	61.6	84.9	296.3	316.1

			December 31 2013	December 31 2012
Stockholders' equity			663,089	580,372
Number of shares outstanding (000)			22,501	19,404
Book value per share			29.47	29.91

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)
	December 31	December 31
	2013	2012
Assets:
Cash and cash equivalents	194,289	208,538
Short-term investments	38,336	37,025
Investments – statutory reserve funds	450,564	444,579
Investments – other	86,779	58,680
Receivables – premiums from agencies	45,249	45,458
Receivables – other	69,289	68,053
Allowance for uncollectible amounts	(9,871)	(12,823)
Property and equipment, net	54,266	54,714
Title plants	76,822	77,360
Goodwill	231,838	220,955
Intangible assets	13,050	7,015
Deferred tax asset	144	7,562
Other assets	75,303	74,061

	1,326,058	1,291,177

Liabilities:
Notes payable	5,827	6,481
Convertible senior notes payable	27,119	64,687
Accounts payable and accrued liabilities	119,961	116,617
Estimated title losses	506,888	520,375
Deferred tax liability	3,174	2,645

	662,969	710,805

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	194,768	153,441
Retained earnings	452,314	391,447
Accumulated other comprehensive earnings	10,882	26,584
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	655,298	568,806
Noncontrolling interests	7,791	11,566
Total stockholders' equity	663,089	580,372

	1,326,058	1,291,177

CONTACT: Ted C. Jones, Director - Investor Relations, Stewart Information Services Corporation, (713) 625-8014